U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Foster                              Robert                                 G.
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(Last)                              (First)                             (Middle)

                               94 Sea Spray Reach
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                                    (Street)

Yarmouth                               ME                                 04096
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

   Meridian Medical Technologies, Inc.
   MTEC
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year
                                  December 2000
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[X] Director

[X] 10% Owner

[ ] Officer (give title below)

[ ] Other (specify below)

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7.  Individual or Joint/Group filing (Check Appropriate Line)

[X] Form filed by One Reporting Person

[ ] Form filed by More Than One Reporting Person
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*If the form is filed by more than one person, see Instruction 4(b)(v)

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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
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1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)    Price
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
Common Stock                                                12/01/00             S                       34         D      $9.250
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Common Stock                                                12/01/00             S                        4         D      $10.375
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Common Stock                                                12/01/00             S                       34         D      $9.250
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Common Stock                                                12/01/00             S                        4         D      $10.375
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

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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
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1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        7. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          at End of Month              Indirect (I)              Ownership
                                                          (Instr. 3 and 4)             (Instr. 4)                (Instr. 4)
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
Common Stock
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Common Stock
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Common Stock
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Common Stock                                                7,625                          I                         (1)
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Common Stock                                                13,619                         D                         (1)
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

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Or Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
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


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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


                                     --------------------    ----------------------------     --------------
                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
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

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

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security         9. Number of Derivative            10. Ownership Form of              11. Nature of Indirect
   (Instr. 3)                              Securities Beneficially             Derivative Security:               Beneficial
                                           Owned at End of Month               Direct (D) or                      Ownership
                                           (Instr. 4)                          Indirect (I) (Instr. 4)            (Instr. 4)
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

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
Explanation of Responses:

(1) The reporting person holds 13,619 shares directly, and an aggregate of 7,625 shares indirectly (a) as 92.31% owner of Commonwealth Bioventures, Inc., which is General Partner and 30% owner of BioVentures Partners Limited Partnership, which in turn is the General Partner and 1% owner of Commonwealth BioVentures V Limited Partnership, and Commonwealth Bioventures IV Limited Partnership, (b) as 36% owner of CBI Investors, Inc., which is .06% owner of Commonwealth Bioventures IV Limited
     Partnership and .055% owner of Commonwealth Bioventures IV Limited Partnership, (c) as beneficiary of a profit sharing plan account and (d) as the spouse of his wife who holds shares directly.



/s/ Robert G. Foster                                              01/10/2001
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**Signature of Reporting Person                                      Date

**Intentional  misstatements or ommissions of facts constitute  Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.